Exhibit 99.2

Our Company

Our vision is to be recognized as a leading medical technology company focused on the design, development and commercialization of transformative technology to treat obesity and metabolic diseases.   Our growing and differentiated product portfolio is utilized by bariatric surgeons, general surgeons, and gastroenterologists.  We believe obesity is a global epidemic and that the majority of patients need treatment options that are anatomy friendly and provide for weight loss and comorbidity improvements along with long-term, ongoing obesity support and prevention.

Corporate Background

We were incorporated in Minnesota in December 2002 as two separate legal entities, Alpha Medical, Inc. and Beta Medical, Inc., both of which were owned 100% by a common stockholder. In October 2003, the two entities were combined and we changed our name to EnteroMedics Inc.  In 2004 we reincorporated in Delaware. In October 2017, we changed our company name to ReShape Lifesciences Inc.

On January 14, 2015, the vBloc® System, our initial product, which we now refer to as ReShape vBloc, received U.S. Food and Drug Administration (FDA) approval for vBloc Therapy, delivered via the ReShape vBloc, for the treatment of adult patients with obesity who have a Body Mass Index (BMI) of at least 40 to 45 kg/m2, or a BMI of at least 35 to 39.9 kg/m2 with a related health condition such as high blood pressure or high cholesterol levels, and who have tried to lose weight in a supervised weight management program and failed within the past five years. vBloc Therapy is delivered via a pacemaker-like device that helps patients feel full and eat less by intermittently blocking hunger signals on the vagus nerve.  Our therapy limits the expansion of the stomach, helps control hunger sensations between meals, reduces the frequency and intensity of stomach contractions and produces a feeling of early and prolonged fullness. We believe the ReShape vBloc offers obese patients a minimally-invasive treatment that can result in significant, durable and sustained weight loss. We believe that our ReShape vBloc allows bariatric surgeons to offer a new option to obese patients who are concerned about the risks and complications associated with currently available anatomy-altering, restrictive or malabsorptive surgical procedures.

In 2015 we began a controlled commercial launch of the ReShape vBloc at select surgical centers in the United States and had our first commercial sales. During 2015, we initiated a controlled expansion of our commercial operations and started the process of building a sales force. In January 2016, we hired new executives to oversee this expansion. Throughout 2016, our sales force called directly on key opinion leaders and bariatric surgeons at commercially-driven surgical centers that met our certification criteria. Additionally, beginning in 2016, through a distribution agreement with Academy Medical, LLC, U.S. Department of Veterans Affairs (VA) medical facilities began to offer the ReShape vBloc as a treatment option for veterans, at little to no cost to veterans in accordance with their veteran healthcare benefits.  Our goal for the ReShape vBloc remains broad coverage and reimbursement for vBloc Therapy. We believe that the most significant barrier to adoption for patients who want vBloc Therapy has been cost and lack of payer coverage.

In 2016, we sold 62 units for $787,000 in revenue, and in 2015 we sold 24 units for $292,000 in revenue. We have incurred and expect to continue to incur significant sales, marketing, clinical, and R&D expenses prior to recording sufficient revenue to offset these expenses. Additionally, our selling, general and administrative expenses have continued, as we build the infrastructure necessary to support our expanding commercial sales, operate as a public company and develop our intellectual property portfolio. For these reasons, we expect to continue to incur operating losses for the next several years. We have financed our operations to date principally through the sale of equity securities, debt financing and interest earned on cash investments.

On May 22, 2017, we acquired the Gastric Vest System™, which we now refer to as the ReShape Vest, through our acquisition of BarioSurg.  The ReShape Vest System is an investigational, minimally invasive, laparoscopically implanted medical device being studied for weight loss in morbidly obese patients. The device wraps around the stomach, emulating the effect of conventional weight-loss surgery, and is intended to enable gastric volume reduction without permanently changing patient anatomy.  The acquisition was completed under the terms of a merger agreement pursuant to which BarioSurg became a wholly-owned subsidiary of our company.  The aggregate merger consideration we paid for all of the outstanding shares of capital stock and outstanding options of BarioSurg was: (i) 1.38 million shares of our common stock, (ii) 1.0 million shares of our newly created conditional convertible preferred stock, which shares converted into 5.0 million shares of our common stock upon the post-closing approval of our stockholders in accordance with the NASDAQ Stock Market Rules, and (iii) $2 million in cash.

On October 2, 2017, we acquired ReShape Medical, Inc., a privately-held medical technology company that develops, manufactures and markets the ReShape® Integrated Dual Balloon, which we refer to as the ReShape Balloon, an FDA-approved, minimally invasive intragastric balloon designed to treat obesity patients with a BMI between 30 and 40, with at least one related comorbidity.  The aggregate merger consideration we paid for all of the outstanding shares of capital stock and securities convertible into shares of capital stock of ReShape Medical was: (i) 2,356,729 shares of our common stock, (ii) 187,772 shares of newly created series C convertible preferred stock, which shares became convertible into 18,777,200 shares of common stock upon the post-closing approval of our stockholders in accordance with the NASDAQ Stock Market Rules, and (iii) approximately $5 million in cash, which amount, together with ReShape Medical’s cash on-hand, was used to pay ReShape Medical’s outstanding senior secured indebtedness and certain transaction expenses of ReShape Medical.

The ReShape Balloon provides a new option for individuals who have not succeeded at diet and exercise alone, and do not want or do not qualify for bariatric surgery. Two connected balloons are placed into the stomach during a short, outpatient endoscopic procedure. The balloons remain in the stomach for six months and are then removed endoscopically. During balloon treatment, and for six more months following removal of the balloons, the patient receives access to nutritional counseling and access to exclusive tools to help them achieve their weight loss goals. The ReShape Balloon was approved by the FDA in July of 2015 and has had CE-marking in Europe since 2011.

On October 23, 2017 we changed our company name from EnteroMedics Inc. to ReShape Lifesciences Inc. (NASDAQ: RSLS) in recognition of our expansion and growth in developing and commercializing transformative technologies to address the continuum of care for obesity and its associated health conditions.  The ReShape brand name is strong and well-established in the marketplace and we expect this to not only help our other products succeed, but we also believe it will accelerate growth in our industry overall.  In December, 2017, we rebranded the three products under the ReShape Lifesciences brand.  Our portfolio of transformative technologies, designed to help patients lose weight and live a healthier life, includes two FDA-approved devices, ReShape™ vBloc (formerly vBloc) and ReShape™ Balloon, as well as the investigational ReShape™ Vest (formerly Gastric Vest System).

Our Market

The Obesity and Metabolic Disease Epidemic

Obesity is a disease that has been increasing at an alarming rate with significant medical repercussions and associated economic costs. Since 1980, the worldwide obesity rate has more than doubled, with about 13% of the world’s adult population now being obese. The World Health Organization (WHO) currently estimates that as many as 600 million people worldwide are obese and more than 1.9 billion adults are overweight. Being overweight or obese is also the fifth leading risk for global deaths, with approximately 3.4 million adults dying each year as a result.

According to the World Health Organization, there are over 70 progressive obesity-related diseases and disorders associated with obesity, which are also known as comorbidities, including Type 2 diabetes, hypertension, infertility and certain cancers. Worldwide, 44% of the diabetes burden, 23% of the heart disease burden and between 7% and 41% of certain cancer burdens are attributable to overweight and obesity.

We believe that this epidemic will continue to grow worldwide given dietary trends in developed nations that favor highly processed sugars, larger meals and fattier foods, as well as increasingly sedentary lifestyles. Despite the growing obesity rate, increasing public interest in the obesity epidemic and significant medical repercussions and economic costs associated with obesity, there continues to be a significant unmet need for effective treatments.

The United States Market

Obesity has been identified by the U.S. Surgeon General as the fastest growing cause of disease and death in the United States, and according to a 2014 McKinsey Report is the leading cause of preventable death in the U.S. Currently, the Center for Disease Control (the CDC) estimates that 35.7% of U.S. adults (or approximately 73 million people) are obese, having a BMI of 30 or higher. BMI is calculated by dividing a person’s weight in kilograms by the square of their height in meters. It is estimated that if obesity rates stay consistent, 51% of the U.S. population will be obese by 2030. According to data from the U.S. Department of Health and Human Services, almost 80% of adults with a BMI above 30 have comorbidity, and almost 40% have two or more of these comorbidities. According to The Obesity Society and the CDC, obesity is associated with many significant weight-related comorbidities including Type 2 diabetes, high blood-pressure, sleep apnea, certain cancers, high cholesterol, coronary artery disease, osteoarthritis and stroke. According to the American Cancer Society, 572,000 Americans die of cancer each year, over one-third of which are linked to excess body weight, poor nutrition and/or physical inactivity. Over 75% of hypertension cases are directly linked to obesity, and approximately two-thirds of U.S. adults with Type 2 diabetes are overweight or have obesity.

Currently, medical costs associated with obesity in the U.S. are estimated to be up to $210 billion per year and nearly 21% of medical costs in the U.S. can be attributed to obesity. An estimated approximately $1.5 billion was spent in 2015 alone in the U.S. on approximately 200,000 bariatric surgical procedures to treat obesity. By 2025, it is estimated that up to $3.8 billion will be spent in the U.S. on approximately 800,000 bariatric surgical procedures to treat obesity.  Researchers estimate that if obesity trends continue, obesity related medical costs could rise by another $44-$66 billion each year in the U.S. by 2030. The medical costs paid by third-party payers for people who are obese were $2,741 per year, or 42% higher than those of people who are normal weight and the average cost to employers is $6,627 to $8,067 per year per obese employee (BMI of 35 to 40 and higher).

Current Treatment Options and Their Limitations

We believe existing bariatric surgery and endoscopic procedural options for the treatment of obesity have seen limited adoption to date, with approximately 1% of the obese population qualifying for treatment actually seeking treatment, due to patient concerns and potential side effects including permanently altered anatomy and morbidity.

The principal treatment alternatives available today for obesity include:

• Behavioral modification. Behavioral modification, which includes diet and exercise, is an important component in the treatment of obesity; however, most obese patients find it difficult to achieve and maintain significant weight loss with a regimen of diet and exercise alone.

• Pharmaceutical therapy. Pharmaceutical therapies often represent a first option in the treatment of obese patients but carry significant safety risks and may present troublesome side effects and compliance issues.

• Bariatric Surgery and Endoscopic Procedures. In more severe cases of obesity, patients may pursue more aggressive surgical treatment options such as gastric banding, sleeve gastrectomy and gastric bypass. These procedures promote weight loss by surgically restricting the stomach’s capacity and outlet size. While largely effective, these procedures generally result in major lifestyle changes, including dietary restrictions and food intolerances, and they may present substantial side effects and carry short- and long-term safety and side effect risks that have limited their adoption.

Our Competition

The market for obesity treatments is competitive, subject to technological change and significantly affected by new product development. Our primary competition in the obesity treatment market is currently from bariatric surgical procedures and from endoscopic procedures. We believe we are the first company having neuroblocking therapy for the treatment of obesity. There are currently no other FDA-approved neuromodulation or neuroblocking therapies for the treatment of obesity, but in the future we expect other new stimulation systems and neurotechnology devices to come on the market.

Our ReShape vBloc and our ReShape Balloon compete, and we expect that our ReShape Vest System will compete, with surgical obesity procedures, including gastric bypass, gastric balloons, gastric banding, sleeve gastrectomy and the endoscopic sleeve.  These current surgical procedures are performed in less than 1% of all eligible obese patients today. Current manufacturers of gastric balloon and banding products that are approved in the United States include Apollo Endosurgery Inc. (Lap-Band, ORBERA Intragastric Balloon System, and OverStitch Endoscopic Suturing System) and Obalon Therapeutics, Inc. (Obalon Balloon System).

In June 2016, Aspire Bariatrics, Inc. received FDA approval for the Aspire Assist® System, an endoscopic alternative to weight loss surgery for people with moderate to severe obesity. We are also aware that GI Dynamics, Inc. has received approvals in various international countries to sell its EndoBarrier Gastrointestinal Liner.

We also compete against the manufacturers of pharmaceuticals that are directed at treating obesity and the 99% of obese patients eligible for surgery that are not willing to pursue a surgical option. We are aware of a number of drugs that are approved for long-term treatment of obesity in the United States: Orlistat, marketed by Roche as Xenical and GlaxoSmithKline as Alli, Belviq marketed by Arena Pharmaceuticals, Inc., Qsymia, marketed by VIVUS, Inc. and Contrave, marketed by Orexigen Therapeutics, Inc.  In addition, we are aware of a pivotal trial for GELESIS100 that is being conducted by Gelesis, Inc.

In addition to competition from surgical obesity procedures, we compete with several private early-stage companies developing neurostimulation devices for application to the gastric region and related nerves for the treatment of obesity. Further, we know of two intragastric balloon companies either in clinical trials or working toward clinical trials in the US:  Spatz3 Adjustable Balloon and Allurion Technology’s Elipse Balloon.  These companies may prove to be significant competitors, particularly through collaborative arrangements with large and established companies. They also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

In addition, there are many larger potential competitors experimenting in the field of neurostimulation to treat various diseases and disorders. For example, Medtronic, Inc., which develops deep brain stimulators and spinal cord stimulators, acquired TransNeuronix, which sought to treat obesity by stimulating the smooth muscle of the stomach wall and nearby tissue. St. Jude Medical, Inc., through its acquisition of Advanced Neuromodulation Systems, is developing spinal cord stimulators. LivaNova PLC is developing vagus nerve stimulators to modulate epileptic seizures and other neurological disorders. Boston Scientific Corporation, through its Advanced Bionics division, is developing neurostimulation devices such as spinal cord stimulators and cochlear implants. Ethicon-Endo Surgery acquired LivaNova PLC’s patents and patent applications pertaining to vagus nerve stimulation for the treatment of obesity and two related comorbidities, diabetes and hypertension, in overweight patients.

We believe that the principal competitive factors in our market include:

•                           acceptance by healthcare professionals, patients and payers;

•                           published rates of safety and efficacy;

•                           reliability and high quality performance;

•                           effectiveness at controlling comorbidities such as diabetes and hypertension;

•                           invasiveness and the inherent reversibility of the procedure or device;

•                           cost and average selling price of products and relative rates of reimbursement;

•                           effective marketing, education, training, sales and distribution;

•                           practice development and patient acquisition;

•                           regulatory and reimbursement expertise;

•                           technological leadership and superiority; and

•                           speed of product innovation and time to market.

Many of our competitors are larger than we are and are either publicly-traded or are divisions of publicly-traded companies, and they enjoy several competitive advantages over us, including:

•                           significantly greater name recognition;

•                           established relations with healthcare professionals, customers and third-party payers;

•                           established global distribution networks;

•                           greater experience in research and development, manufacturing, preclinical testing, clinical trials, obtaining regulatory approvals, obtaining reimbursement and marketing approved products; and

•                           greater financial and human resources.

As a result, we cannot assure you that we will be able to compete effectively against these companies or their products.

Market Opportunity

Given the limitations of behavioral modification, pharmaceutical therapy and traditional bariatric surgical approaches, we believe there is a substantial need for a patient-friendly, safer, effective and durable solution that:

•                           preserves normal anatomy;

•                           is “non-punitive” in that it supports continued ingestion and digestion of foods and micronutrients such as vitamins and minerals found in a typical, healthy diet while allowing the user to modify his or her eating behavior appropriately without inducing punitive physical restrictions that physically force a limitation of food intake;

•                           minimizes undesirable side-effects;

•                           minimizes the risks of re-operations, malnutrition and mortality; and

•                           reduces the natural hunger drive of patients.

Our Strategic Focus

Develop and Commercialize a Differentiated Portfolio of Products/Therapies

An overarching strategy for our company is to develop and commercialize a product portfolio that is differentiated from our competition by offering transformative technologies to bariatric surgeons and gastroenterologists that consists of a selection of patient friendly, non-anatomy-changing alternatives to traditional bariatric surgery. With ReShape vBloc, the ReShape Balloon, and the ReShape Vest (if approved for commercial use), we believe we will have three compelling and differentiated medical devices, two of which are currently FDA approved.  We believe that we are well positioned for the existing market and can serve more of the overweight and obese population with our solutions and thereby help expand the addressable market for obesity.

Obtain Broad Coverage and Reimbursement

We are working to obtain coverage for our products from insurance carriers, local coverage entities and self-insured plans, including Integrated Delivery Networks (IDNs) and Medicare Administrative Contractors (MACs).  Initial coverage for ReShape vBloc will likely occur in self-contained healthcare systems that operate as IDNs, as these systems are able to evaluate risk-benefit ratios in a closed environment.  For example, in the first quarter of 2016, we announced that the Winthrop Hospital System in New York, a significant IDN in the northeast, would cover our therapy for their employees. Other similar arrangements are in active discussion.

While payers are not our direct customers, their coverage and reimbursement policies influence patient and physician selection of obesity treatment. Our commercialization is coverage-centric, focused on payer and employer engagement, in order to obtain support for ReShape vBloc and our ReShape Balloon. We plan to establish a market price for the ReShape vBloc in the United States that is competitive with other available weight loss surgical procedures and comparable to other active implantable devices such as implantable cardioverter defibrillators, neurostimulation devices for chronic pain and depression, and cochlear implant systems.

CMS issued a national coverage determination for several specific types of bariatric surgery in 2006, which we view as positive potential precedent and guidance factors that CMS might use in deciding to cover our vBloc Therapy. Although Medicare policies are often emulated or adopted by other third-party payers, other governmental and private insurance coverage currently varies by carrier and geographic location.

Drive the Adoption of Our Portfolio through Obesity Therapy Experts and Patient Ambassadors

Our clinical development strategy is to collaborate closely with regulatory bodies, obesity therapy experts and others involved in the obesity management process, patients and their advocates and scientific experts. We have established credible and open relationships with obesity therapy experts and have identified ReShape vBloc and ReShape Balloon patient ambassadors and we believe these individuals will be important in promoting patient awareness and gaining widespread adoption of the ReShape vBloc, the ReShape Balloon, and the ReShape Vest System.

Expand and Protect Our Intellectual Property Position.

We believe that our issued patents and our patent applications encompass a broad platform of neuromodulation therapies, including vagal blocking and combination therapy focused on obesity, diabetes, hypertension and other gastrointestinal disorders. We also have broad patent coverage and pending patent applications for our ReShape Balloon and our ReShape Vest products. We intend to continue to pursue further intellectual property protection through U.S. and foreign patent applications.

Leverage our vBloc Technology for Other Disease States.

We intend to continue to conduct research and development for other potential applications for our vBloc Therapy and believe we have a broad technology platform that will support the development of additional clinical applications and therapies for other metabolic and gastrointestinal disorders in addition to obesity.

Alternative Weight Loss Solutions

If we are able to commercialize the ReShape Vest, we believe we will be able to offer three distinct approaches as weight loss solutions for obesity and its related comorbidities: ReShape vBloc; the ReShape Vest; and a combination of both the ReShape vBloc and the ReShape Vest.

Concentrate Our Resources on the U.S. Market while Achieving Measured International Expansion

We intend to devote our near-term efforts toward our commercialization in the United States. We intend to explore select international markets to commercialize the ReShape vBloc and the ReShape Balloon as our resources permit, using direct, dealer and distributor sales models as the targeted market best dictates.  With the ReShape Vest we intend on collecting data in our clinical trials sufficient to obtain future CE Mark approval and subsequent country approvals.

Our Product Portfolio

ReShape vBloc

ReShape vBloc, our initial product, uses vBloc Therapy to block the gastrointestinal effects of the vagus nerve using high-frequency, low-energy electrical impulses to intermittently interrupt naturally occurring neural impulses on the vagus nerve between the brain and the digestive system. Our therapy controls hunger sensations between meals, limits the expansion of the stomach and reduces the frequency and intensity of stomach contractions, leading to earlier fullness.  The resulting physiologic effects of vBloc Therapy produce a feeling of early and prolonged fullness following smaller meal portions. By intermittently blocking the vagus nerve and allowing it to return to full function between therapeutic episodes, our therapy limits the body’s natural tendency to circumvent the therapy, which can result in long-term weight loss.

Benefits.  We have designed ReShape vBloc to address a significant market opportunity that we believe exists for a patient-friendly, safe, effective, less-invasive and durable therapy that is intended to address the underlying causes of hunger and obesity. Our ReShape vBloc offers each of the following benefits, which we believe could lead to the adoption of vBloc Therapy as the surgical therapy of choice for obesity and its comorbidities:

•                        Preserves Normal Anatomy. The ReShape vBloc is designed to deliver therapy that blocks the neural signals that influence a patient’s hunger and sense of fullness without altering digestive system anatomy. Accordingly, patients should experience fewer and less severe side effects compared to treatments that incorporate anatomical alterations.

•                        Allows Continued Ingestion and Digestion of Foods Found in a Typical, Healthy Diet. Because our therapy leaves the digestive anatomy unaltered, patients are able to maintain a more consistent nutritional balance compared to conventional surgical approaches, thus allowing them to effect positive changes in their eating behavior in a non-forced and potentially more consistent way.

•                        May be Implanted on an Outpatient Basis and Adjusted Non-Invasively. The ReShape vBloc is designed to be laparoscopically implanted within a 60-90 minute procedure, allowing patients to leave the hospital or clinic on the same day. The implantable system is designed to be turned off and left in place for patients who reach their target weight. When desired, the follow-up physician can simply and non-invasively turn the therapy back on. Alternatively, the implantable system can be removed in a laparoscopic procedure.

•                        Offers Favorable Safety Profile. We have designed our clinical trials to demonstrate the safety of the ReShape vBloc. In our clinical trials to date, including the ReCharge trial, we have not observed any mortality related to our device or any unanticipated adverse device effects. We have also not observed any long-term problematic clinical side effects in any patients, including in those patients who have been using vBloc Therapy for more than one year.

•                        Targets Multiple Factors that Contribute to Hunger and Obesity. We designed vBloc Therapy to target the digestive, metabolic and information transmission functions of the vagus nerve and to affect the perception of hunger and fullness, which together contribute to obesity and its metabolic consequences.

 ReShape vBloc, Implantation Procedure and Usage.

ReShape vBloc.  Our ReShape vBloc delivers vBloc Therapy via two small electrodes that are laparoscopically implanted and placed in contact with the trunks of the vagus nerve just above the junction between the esophagus and the stomach, near the diaphragm.

The major components of ReShape vBloc include:

•                        Neuroregulator. The neuroregulator, a pacemaker-like device, is an implanted device that controls the delivery of vBloc Therapy to the vagus nerve. It is surgically implanted just below, and parallel to, the skin, typically on the side of the body over the ribs.

•                        Lead System. Proprietary leads are powered by the neuroregulator and deliver electrical pulses to the vagus nerve via the electrodes. The leads and electrodes are similar to those used in traditional cardiac rhythm management products.

•                        Mobile Charger. The mobile charger is an electronic device worn by the patient externally while recharging the device. It connects to the transmit coil and provides information on the battery status of the neuroregulator and the mobile charger.

•                        Transmit Coil. The transmit coil is positioned for short periods of time on top of the skin over the implanted neuroregulator to deliver radiofrequency battery charging and therapy programming information across the skin into the device.

•                        Clinician Programmer. The clinician programmer connects to the mobile charger to enable clinicians to customize therapy settings as necessary and retrieve reports stored in system components. The reports include patient use and system performance information used to manage therapy. The clinician programmer incorporates our proprietary software and is operated with a commercially available laptop computer.

Implantation Procedure. ReShape vBloc is implanted by a laparoscopically trained surgeon using a procedure that is typically performed within 60-90 minutes. During the procedure, the surgeon laparoscopically implants the electrodes in contact with the vagal nerve trunks and then connects the lead wires to the neuroregulator, which is subcutaneously implanted. The implantation procedure and usage of the ReShape vBloc carry some risks, such as the risks generally associated with laparoscopic procedures as well as the possibility of device malfunction. Adverse events related to the therapy, device or procedure may include, but are not limited to: transient pain at the implant site, heartburn, constipation, nausea, depression, diarrhea, infection, organ or nerve damage, surgical explant or revision, device movement, device malfunction and allergic reaction to the implant.

Usage of ReShape vBloc. The physician activates ReShape vBloc after implantation. vBloc Therapy is then delivered intermittently through the neuroregulator each day as scheduled (recommended during the patient’s waking hours when food is consumed) through the neuroregulator. The scheduled delivery of the intermittent pulses blocking the vagus nerve is customized for each patient’s weight loss and overall treatment objectives.

The physician is able to download reports to monitor patient use and system performance information. This information is particularly useful to physicians to ensure that patients are properly using the system. Although usage of our ReShape vBloc generally proceeds without complications, as part of the therapy or intentional weight loss, patients in our clinical trials have observed side-effects such as transient pain at the implant site, heartburn, bloating, dysphagia, eructation, cramps, diarrhea, nausea, constipation, and excessive feelings of fullness, especially after meals. In addition, patient noncompliance with properly charging ReShape vBloc may render vBloc Therapy less effective in achieving long-term loss.

The ReShape Balloon

The ReShape Balloon technology, which we acquired in October 2017 in connection with our acquisition of ReShape Medical, is a non-surgical, removable, dual weight loss balloon technology that is approved for people with a body mass index between 30 and 40 with one or more related comorbid conditions who have failed previous attempts to lose weight through diet and exercise.   Our ReShape Balloon adds a lower-cost option to our portfolio of products, allowing access to additional patients within the obesity market.  This expansion further reinforces our strategy and commitment to the entire continuum of care in obesity.

Benefits:  The ReShape Balloon is a non-invasive weight loss solution ideal for patients who have failed at diet and exercise, and who are not indicated for or are afraid of surgery.  The ReShape Balloon offers the following benefits:

•                  Satiety:  The ReShape Balloon has more potential fill volume to aid in patients’ weight loss than any other product on the market.  The larger fill volume takes up more room in the stomach, so that patients eat less and feel full longer.

•                  Patient Comfort:  Unlike other balloons, we believe that our device differentiates itself with two interconnected balloons designed to better fit the natural contour of the stomach, thereby increasing the level of patient comfort.

•                  Designed for Safety:   The ReShape Balloon is the only intragastric balloon designed to mitigate the potential risk of migration.  The dual balloon design allows for one balloon to remain inflated and in the stomach, in the unlikely event the other balloon deflates.  Other single balloons can deflate and risk migrating.  The ReShape Balloon is inserted through the mouth - endoscopically - during a 20-minute outpatient procedure - with no incisions or scars. After six months, the balloon is removed endoscopically, in a procedure similar to the insertion procedure

•                  Customized Aftercare:  For the six months the balloon is in and for six months after the balloon removal, patients obtain monthly customized coaching focused on changing behaviors and relationships with food.

The ReShape Balloon was approved by the FDA in July 2015, and to date, more than 4,000 patients have been treated with this technology.  The ReShape Balloon also has received CE Mark approval, but due to limited capital resources, ReShape Medical had not focused on penetrating European markets.  The ReShape Balloon was made available to three areas in the Middle East in 2017:  Kuwait, Qatar and UAE.  Further expansion opportunities will be evaluated based on market opportunity and resources to manage expansion.

The ReShape Vest

The ReShape Vest, which we acquired in May 2017 in connection with our acquisition of BarioSurg, is an investigational, minimally invasive, laparoscopically implanted medical device being studied for weight loss in morbidly obese patients with a BMI of at least 35.  This device is designed to restrict the intake of food and provide the feeling of fullness without cutting or permanently removing portions of the stomach, or bypassing, any portion of the gastrointestinal tract.  The implantation of the device mimics a traditional weight-loss surgery without permanently altering the anatomy and may not require vitamin supplementation.

In a small pilot study conducted outside the U.S., at 12 months, ReShape Vest patients demonstrated a mean percent excess weight loss (%EWL) of 85% and a mean percent total body weight loss (%TBWL) of 30.2%, an average drop in HbA1c (Hemoglobin A1c) of 2.1 points, an average decrease of systolic blood pressure of 13mmHg, an average waist circumference reduction of 38 centimeters, or approximately 15 inches, and an average increase in HDL “good cholesterol” of 29 mg/dl.

Benefits.  The ReShape Vest, if approved for sale, would allow us to offer an additional weight loss solution that emulates the effect of conventional weight loss surgery through a procedure that is minimally invasive.  The ReShape Vest System potentially offers the following benefits:

•                        Minimizes Changes to Normal Anatomy. The ReShape Vest System emulates the effects of conventional weight-loss surgery without stapling, cutting or removing any portion of the stomach.

•                        Minimally Invasive Procedure. Unlike conventional weight loss surgery, which typically is performed in a hospital setting under general anesthesia and requires a hospital stay of up to four days, the ReShape Vest System is inserted laparoscopically in an outpatient procedure.

Removable/Reversible. The ReShape Vest System is designed to be removed laparoscopically, permitting the removal of the device at a later time, if that is desired.

•                        Allows Continued Ingestion and Digestion of Foods Found in a Typical, Healthy Diet. Because the ReShape Vest System also leaves the digestive anatomy largely unaltered, patients are able to maintain a more consistent nutritional balance compared to conventional surgical approaches, thus allowing them to effect positive changes in their eating behavior in a non-forced and potentially more consistent way.

Implantation Procedure. The ReShape Vest is a thin, implantable-grade silicone device that wraps around the stomach, as shown below.  The device wraps around the stomach after it has been rearranged into a banana-like shape using sutures, emulating the effect of conventional weight-loss surgery, and is intended to enable gastric volume reduction without permanently changing patient anatomy. By decreasing the cross-sectional area of the stomach, food travels faster through the stomach, resulting in faster gastric emptying. The smaller amount of food in the stomach coupled with restriction is intended to stimulate the stretch receptors along the stomach, which send signals to the brain that the patient should stop eating.

Clinical Data — vBloc Therapy

We have conducted a series of clinical trials to date, which have shown that vBloc Therapy offers physicians a programmable method to selectively and reversibly block the vagus nerve resulting in clinically and statistically significant EWL.

We have not observed any mortality related to our device or any unanticipated adverse device effects in any of our completed or ongoing studies. Reported events include those associated with laparoscopic surgery or any implantable electronic device. The effects of vBloc Therapy include changes in appetite, and, in some patients, effects that may be expected with decreased intra-abdominal vagus nerve activity, such as temporary abdominal discomfort and short episodes of belching, bloating, cramping or nausea.

Findings from our clinical trials have resulted in publication in numerous peer-reviewed journals including The Journal of the American Medical Association, Journal of Obesity, Obesity Surgery, Surgery for Obesity and Related Diseases, Journal of Diabetes and Obesity, Surgery and Journal of Neural Engineering, and data have been presented at several scientific sessions including the American Society for Metabolic and Bariatric Surgery,

International Federation for Surgery of Obesity and Metabolic Disorders, the Obesity Surgery Society of Australia & New Zealand and The Obesity Society.

We obtained European CE Mark approval for our ReShape vBloc in 2011 for the treatment of obesity. The CE Mark approval for ReShape vBloc was expanded in 2014 to also include use for the management of Type 2 diabetes in obese patients. Additionally, the final ReShape vBloc components were previously listed on the Australian Register of Therapeutic Goods by the Therapeutic Goods Administration. We believe that, the costs and resources required to successfully commercialize ReShape vBloc internationally are currently beyond our capability and, as result, we made the decision in late 2017 to temporarily abandon CE-marking of ReShape vBloc. Accordingly, we will continue to devote our near-term efforts toward mounting a successful system launch in the United States. We intend to explore select international markets to commercialize ReShape vBloc as our resources permit, using direct, dealer and distributor sales models as the targeted market best dictates.

To date, we have not observed any mortality related to ReShape vBloc or any unanticipated adverse device effects in our human clinical trials. We have also not observed any long-term problematic clinical side effects in any patients. In addition, data from our VBLOC-DM2 ENABLE trial outside the United States demonstrate that vBloc Therapy may hold promise in improving obesity-related comorbidities such as diabetes and hypertension. We are conducting, or plan to conduct, further studies in each of these comorbidities to assess vBloc Therapy’s potential in addressing multiple indications.

Below is a more detailed description of our past and ongoing vBloc clinical studies:

ReCharge Trial

In October 2010, we received an unconditional Investigational Device Exemption (IDE) approval from the FDA to conduct a randomized, double-blind, sham-controlled, multicenter pivotal clinical trial, called the ReCharge trial, testing the effectiveness and safety of vBloc Therapy utilizing our second generation ReShape vBloc. Enrollment and implantation in the ReCharge trial was completed in December 2011 in 239 randomized patients (233 implanted) at 10 centers. All patients in the trial received an implanted device and were randomized in a 2:1 allocation to treatment or control groups. The control group received a non-functional device during the trial period. All patients were expected to participate in a standard weight management counseling program. The primary endpoints of efficacy and safety were evaluated at 12 months. The ReCharge trial met its primary safety endpoint with a 3.7% serious adverse event rate, significantly lower than the threshold of 15% (p<0.0001). The safety profile at 12 months was further supported by positive cardiovascular signals including a 5.5 mmHg drop in systolic blood pressure, a 2.8 mmHg drop in diastolic blood pressure and a 3.6 bpm drop in average heart rate.

Although the trial did not meet its predefined co-primary efficacy endpoints, it did demonstrate in the ITT population (n=239) a clinically meaningful and statistically significant EWL of 24.4% (approximately 10% TBL) for vBloc Therapy-treated patients, with 52.5% of patients achieving at least 20% EWL. In the per protocol population, the trial demonstrated an EWL of 26.3% for vBloc Therapy-treated patients, with 56.8% of patients achieving at least 20% EWL. As a result of the positive safety and efficacy profile of vBloc Therapy, we used the data from the ReCharge trial to support a PMA application for the ReShape vBloc, which was submitted to the FDA in June 2013 and was accepted for review and filing in July 2013. An Advisory Panel meeting was held on June 17, 2014 to review our PMA application for approval of the ReShape vBloc. The Advisory Panel voted 8 to 1 “in favor” that the ReShape vBloc is safe when used as designed and voted 4 to 5 “against” on the issue of a reasonable assurance of efficacy. The final vote, on whether the relative benefits outweighed the relative risk, was 6 to 2 “in favor,” with 1 abstention. We received FDA approval on January 14, 2015 for vBloc Therapy, delivered via the ReShape vBloc, for the treatment of adult patients with obesity who have a BMI of at least 40 to 45 kg/m2, or a BMI of at least 35 to 39.9 kg/m2 with a related health condition such as high blood pressure or high cholesterol levels, and who have tried to lose weight in a supervised weight management program and failed within the past five years.

Data from our ReCharge trial was used to support the premarket approval (PMA) application for the ReShape vBloc, submitted to the FDA in June 2013. The ReCharge trial was a randomized, double-blind, sham-controlled, multicenter pivotal clinical trial testing the effectiveness and safety of vBloc Therapy utilizing our ReShape vBloc. All patients in the trial received an implanted device and were randomized in a 2:1 allocation to treatment or sham control groups. The sham control group received a non-functional device during the trial period.

All patients were expected to participate in a standard weight management counseling program. The primary endpoints of efficacy and safety were evaluated at 12 months. As announced, the ReCharge trial met its primary safety endpoint with a 3.7% serious adverse event rate. The safety profile at 12 months was further supported by positive cardiovascular signals including a 5.5 mmHg drop in systolic blood pressure, a 2.8 mmHg drop in diastolic blood pressure and a 3.6 bpm drop in average heart rate.

Further analysis of the 12 month data show that in the primary analysis (ITT) population (n=239), vBloc Therapy-treated patients achieved a 24.4% average EWL (approximately 10% TBL) compared to 15.9% for sham control patients. This 8.5% difference demonstrated statistical superiority over sham control (p=0.002), but not super-superiority at the pre-specified 10% margin (p=0.705). In total, 52.5% of vBloc Therapy-treated patients had 20% or more EWL compared to 32.5% in the control group (p=0.004), and 38.3% of vBloc Therapy-treated patients had 25% or more EWL compared to 23.4% in the sham control group (p=0.02). While the respective co-primary endpoint targets of 55% and 45% were not met, the endpoint targets were within the 95% confidence intervals for the observed rates and therefore the observed rates were not significantly lower than these pre-specified rates. These efficacy data demonstrate vBloc Therapy’s positive effect on weight loss.

Additionally, the trial demonstrated in the intent to treat (ITT) population (n=239) a clinically meaningful and statistically significant excess weight loss (EWL) of 24.4% (approximately 10% total body weight loss (TBL)) for vBloc Therapy-treated patients, with 52.5% of patients achieving at least 20% EWL, although it did not meet its co-primary efficacy endpoints due to higher than expected weight loss levels in the sham control group. In the per protocol population, the trial demonstrated an EWL of 26.3% for vBloc Therapy-treated patients, with 56.8% of patients achieving at least 20% EWL. We subsequently announced that vBloc Therapy-treated patients were maintaining their weight loss at 18 months and 24 months with an EWL of 23.5% and 21.1%, respectively. The trial’s positive safety profile also continued throughout this reported time period.

In the per protocol group, which included only those patients who received therapy per the trial design (n=211), the vBloc Therapy-treated patients had a 26.3% average EWL (approximately 10% TBL) compared to 17.3% for the sham control group (p=0.003). In total, 56.8% of vBloc Therapy-treated patients achieved at least 20% EWL, which was above the predefined threshold of 55% compared to 35.4% in the sham control group (p=0.004). 41.8% of vBloc Therapy-treated patients also achieved at least 25% EWL in this population, which is slightly less than the predefined threshold of 45%, compared to 26.2% in the sham control group (p=0.03).

Additionally, two-thirds of vBloc Therapy-treated patients achieved at least 5% TBL at 12 months. According to the CDC, 5% TBL can have significant health benefits on obesity related risk factors, or comorbidities, including reduction in blood pressure, improvements in Type 2 diabetes and reductions in triglycerides and cholesterol. Further analysis of our data at 12 months showed a meaningful impact on these comorbidities as noted in the below table showing the improvements seen at 10% TBL, the average weight loss in vBloc Therapy-treated patients.

Risk Factor	10% TBL
Systolic BP (mmHg)	(9)
Diastolic BP (mmHg)	(6)
Heart Rate (bpm)	(6)
Total Cholesterol (mg/dL)	(15)
LDL (mg/dL)	(9)
Triglycerides (mg/dL)	(41)
HDL (mg/dL)	3
Waist Circumference (inches)	(7)
HbA1c (%)	(0.5)

Approximately 93% of patients reached the 12 month assessment in the trial, consistent with a rigorously executed trial. vBloc Therapy-treated patients maintained their weight loss at 18 months and 24 months with an

EWL of 23.5% and 21.1%, respectively. The trial’s positive safety profile also continued throughout this reported time period.

VBLOC-DM2 ENABLE Trial

Enrollment of the VBLOC-DM2 ENABLE trial began in 2008. The VBLOC-DM2 ENABLE trial is designed to evaluate the efficacy and safety of vBloc Therapy on obese subjects as well as its effect on glucose regulation in approximately 30 patients who are using the ReShape vBloc. The trial is an international, open-label, prospective, multi-center study. At each designated trial endpoint the efficacy of vBloc Therapy is evaluated by measuring average percentage EWL, HbA1c (blood sugar), FPG (fasting plasma glucose), blood pressure, calorie intake, appetite and other endpoints at one week, one month, three, six, 12 and 18 months and longer. The following results were reported at 12 month intervals.

•            Percent EWL (from implant, Company updated interim data):

Visit (post-device activation)	% EWL	N
12 Months	(24.5)	26
24 Months	(22.7)	22
36 Months	(24.3)	18

•            HbA1c change in percentage points (Baseline HbA1c = 7.8 + 0.2%) (Company updated interim data):

Visit (post-device activation)	% HbA1c change	N
12 Months	(1)	26
24 Months	(0.5)	24
36 Months	(0.6)	17

•            Fasting Plasma Glucose change (Baseline 151.4 + 6.5 mg/dl average) (Company updated interim data):

Visit (post-device activation)	Glucose change (mg/dl)	N
12 Months	(27.6)	25
24 Months	(20.3)	24
36 Months	(24)	17

•            Change in mean arterial pressure (MAP) in hypertensive patients (baseline 99.5 mmHg) (Company updated interim data):

Visit (post-device activation)	MAP change (mmHg)	N
12 Months	(7.8)	14
24 Months	(7.5)	12
36 Months	(7.3)	10

To date, no deaths related to our device or unanticipated adverse device effects have been reported during the VBLOC-DM2 ENABLE trial and the safety profile is similar to that seen in the other vBloc trials.

Caloric Intake Sub-study: A sub-study, conducted as part of the VBLOC-DM2 ENABLE trial, evaluated 12-month satiety and calorie intake in 10 patients with Type 2 diabetes mellitus enrolled in the trial. Follow-up measures among patients enrolled in the sub-study included EWL, 7-day diet records assessed by a nutritionist, calorie calculations and visual analogue scale (VAS) questions to assess satiety by 7-day or 24-hour recall at the following time periods: baseline, 4 and 12 weeks and 6 and 12 months post device initiation. A validated program, Food Works™, was used to determine calorie and nutrition content. Results include:

•                        Mean EWL for the sub-study was 33+5% (p<0.001) at 12 months;

•                        Calorie intake decreased by 45% (p<0.001), 48% (p<0.001), 38% (p<0.001) and 30% (p=0.02), at 4 and 12 weeks, 6 months and 12 months, respectively, from a baseline of 2,062 kcal/day; and

•                        VAS recall data, using a repeated measures analysis, documented fullness at the beginning of meals (p=0.005), less food consumption (p=0.02) and less hunger at the beginning of meal (p=0.03) corroborating the reduction in caloric intake.

ReNew Trial

The ReNew Trial is a Post Approval Study required by the FDA as a condition of approval.  ReNew is a five-year,  multi-center trial to evaluate the long-term safety and efficacy of the Maestro Rechargeable System in treating obesity in 200 patients at 10 to 15 sites.  The ReNew trial contains both randomized and observational cohorts. The first implantation of the ReNew trial was in August of 2017 and we expect enrollment for the ReNew trial to continue throughout 2018, 2019 and 2020.

Kaiser Diabetes Trial

On April 26, 2017, we entered into a Clinical Trial Agreement with Southern California Permanente Medical Group (“Southern”), a division of Kaiser Permanente, with an effective date of June 1, 2017.  Under the agreement, we are sponsoring an investigator-initiated three-year, 60 patient study with Southern to study vBloc Therapy as a treatment for Type 2 diabetic patients with obesity.  As sponsor of the study, we are obligated to pay Southern approximately $3.4 million over three years to fund the study.  This is expected to have patient enrollment to continue through 2018.

All clinical data generated during the study will be disclosed to us and may be used for any purpose stated in the informed consent form or otherwise in compliance with applicable law.  We will have the right to publish, present or use any final results arising out of the study. We believe that results of the study will aid in our efforts to obtain insurance reimbursement from payers.

vBloc Now Registry

In June 2017, we launched our vBloc Now program. The vBloc Now program provides qualified patients battling obesity the opportunity to receive vBloc Therapy, including the device, procedure, and vBloc Achieve follow up program, at an affordable price in exchange for sharing detailed health data with us. The program is available for a limited time, will reduce patient total out-of-pocket costs, and compete with leading covered bariatric surgery procedures as well as other low-cost weight loss devices

In addition, the vBloc Now program provides us with additional commercial data concerning vBloc Therapy in order to enhance our case with third-party payers that the ReShape vBloc can have a clinically meaningful level of effectiveness in reducing the incidence of diabetes and other comorbidities in certain patients.  We will collect real-world outcome data in 125 patients from select vBloc institutes in the vBloc Now program. While we do not expect to recognize any revenues in conjunction with the vBloc Now program, we anticipate that vBloc Now program expenses will be offset by a reduction in marketing and advertising expenses and will not increase the Company’s overall operating expenses.

Clinical Data — ReShape Balloon

REDUCE Trial

The REDUCE study, which was ReShape Medical’s U.S. prospective randomized pivotal trial, demonstrated that patients who underwent the ReShape Non-Surgical Weight Loss Procedure lost 2.3 times more excess weight at six months compared to control patients treated with diet and exercise alone, and 55% of patients treated with the ReShape Balloons lost at least 25% of their excess weight.  Additionally, there were significant and sustained improvements in co-morbidities and strong patient satisfaction, along with maintenance of two-thirds of the weight loss, through twelve months of study follow up.

In 2009, ReShape Medical received an unconditional IDE approval from the FDA to conduct the REDUCE trial.  The REDUCE trial was ReShape Medical’s U.S. prospective, sham-controlled, double blinded, randomized, multicenter pivotal trial, testing the effectiveness and safety of the DUO® Integrated Dual Balloon System.  Enrollment and insertion in the REDUCE Trial was completed in February 2014.  There were 326 patients enrolled (187 treatment; 139 control) and, of those, 265 insertions were completed (187 treatment and 78 control). The control group received 24 weeks of diet and exercise counselling. After 24 weeks of counselling control subjects either exited the trial or, if willing and eligible, were treated with the DUO device.   Patients who underwent the ReShape Non-Surgical Weight Loss Procedure using the DUO® Integrated Dual Balloon System lost 2.3 times more excess weight at six months compared to control patients treated with diet and exercise alone.  Fifty-five percent (55%) of patients treated with the ReShape Balloons lost at least 25% of their excess weight.  Additionally, there were significant and sustained improvements in co-morbidities, quality of life and strong patient satisfaction, along with maintenance of two-thirds of the weight loss, through 12 months of study follow up.

The following co-morbidity results were reported:

Mean Systolic Blood Pressure Levels in Study Subjects During Study Follow-Up

Visit Interval	Systolic Blood Pressure Mean (SD)	N
Baseline	130.4 (13.9)	187
Week 12	-8.2 (14.2)	173
Week 24	-8.3 (15.6)	169
Week 36	-9.3 (16.2)	123
Week 48	-6.6 (15.8)	136

Mean Systolic Blood Pressure Levels During Study Follow-Up in Subjects with Established Hypertension at Baseline

Visit Interval	Systolic Blood Pressure Mean (SD)	N
Baseline	136.5 (15.8)	54
Week 12	-11.9 (13.9)	48
Week 24	-12.9 (19.0)	48
Week 36	-14.5 (16.7)	34
Week 48	-11.1 (18.6)	39

Mean Fasting Insulin Levels in Study Subjects During Study Follow-Up

Visit Interval	Fasting Insulin Mean (SD)	N
Baseline	17.84 (19.88)	185
Week 12	-4.76 (20.84)	170

Week 24	-3.80 (22.20)	167
Week 36	-0.70 (22.46)	118
Week 48	-1.05 (21.47)	130

Mean Hemoglobin A1c Levels in Study Subjects During Study Follow-Up

Visit Interval	Hemoglobin A1c Mean (SD)	N
Baseline	5.66 (0.69)	187
Week 12	-0.13 (0.35)	171
Week 24	-0.22 (0.35)	168
Week 36	-0.26 (0.42)	120
Week 48	-0.19 (0.34)	133

The total Impact of Weight on Quality of Life-Lite (IWQoL) scores improved for both groups, with a greater improvement seen at Weeks 24 and 48 for treatment subjects compared with control subjects. These changes are both statistically and clinically significant, including the larger response in treatment subjects compared with control subjects.

These clinically significant findings are depicted in the following chart:

IWQoL-Lite Scores at Baseline and Follow-Up

The overall safety profile of the ReShape Duo Integrated Dual Balloon System in the REDUCE Pivotal Trial was favorable. There were no unanticipated adverse device effects, no deaths, no intestinal obstructions and no gastric perforations. Procedural risk was consistent with low risk endoscopic interventions. Accommodative symptoms occurred, generally diminished or resolved within the first week of treatment. There was a low rate of device- or procedure-related SAEs (7.5%). The gastric ulceration rate was substantially reduced by a minor design modification to the device.

REDUCE PAS

The REDUCE PAS is a Post Approval Study Required by the FDA as a condition of approval.  REDUCE PAS is a 48-month open-label, single arm study to demonstrate safety and efficacy of the ReShape Dual Balloon System in 250 patients in 15 trial sites. The first insertion was September 2016 and enrollment is expected to continue through 2018, completing early 2019.

Clinical Data — ReShape Vest

ReShape Vest ENDURE Trial

The ReShape Vest was studied internationally in the ENDURE trial, which was a non-randomized, single center pilot designed to evaluate the safety and efficacy of the ReShape Vest. Of the 17 patients enrolled, 14 have completed their 12-month follow-up visit.  Results from these 14 patients show that the ReShape Vest demonstrated a mean excess weight loss (%EWL) of 85.5% compared to approximately 75% and 65% for gastric bypass and sleeve gastrectomy.  The patients also experienced an average HgA1c decrease of 2.1%, and an average waist circumference reduction of 38 cm, or 15 inches.  The ReShape Vest will continue to be studied in upcoming trials in the US and internationally.

Our Research and Development

Current R&D Focus

We have an experienced research and development team, including clinical, regulatory affairs and quality assurance, comprised of scientists, electrical engineers, software engineers and mechanical engineers with significant clinical knowledge and expertise. Our research and development efforts are focused in the following major areas:

•                        supporting the current ReShape vBloc and ReShape Balloon;

•                        testing and developing the ReShape Vest;

•                        developing the next-generation ReShape vBloc and ReShape Balloon;

•                        identifying the effect of vagal blocking on nerve and organ function; and

•                        investigating ReShape vBloc and ReShape Vest platform for the treatment of gastrointestinal disorders and comorbidities in addition to obesity.

We have spent a significant portion of our capital resources on research and development. Our research and development expenses were $5.1 million in 2016, $8.1 million in 2015 and $11.0 million in 2014. Having obtained FDA approval in January 2015, our main focus has been on commercialization efforts, resulting in decreases in spending on research and development in each of 2015 and 2016 compared to 2014, when we were still working through the FDA approval process.

Other Diseases and Disorders

We believe that our vBloc Therapy and ReShape Vest may have the potential, if validated through appropriate clinical studies, to treat a number of additional gastrointestinal disorders or comorbidities frequently associated with obesity, including the following:

•                        Type 2 Diabetes. Type 2 diabetes is an escalating global health epidemic often related to obesity that affects nearly 200 million people worldwide, 50 million in the United States alone. Those with diabetes are susceptible to cardiovascular morbidity and mortality, and up to two out of three people with diabetes have high blood pressure. We believe that vBloc Therapy has significant potential in treating metabolic syndrome (diabetes with high blood pressure). We have launched an international feasibility trial, VBLOC-DM2 ENABLE, to further explore the efficacy of vBloc Therapy in this patient population and have reported preliminary findings in the “Our Clinical Experience” section above.  vBloc Therapy for patients with Type 2 diabetes will continue to be studied primarily in our Kaiser Diabetes Trial.

•                        Hypertension. Blood pressure normally rises and falls throughout the day. When it consistently stays too high for too long, it is called hypertension. Globally, nearly one billion people have high blood pressure (hypertension); of these, two-thirds are in developing countries. About one in three American adults has high blood pressure or hypertension. Hypertension is one of the most important causes of premature death worldwide and the problem is growing; in 2025, an estimated 1.56 billion adults will be living with hypertension. Hypertension kills nearly 8 million people every year worldwide. We believe that vBloc Therapy may improve mean systolic and diastolic blood pressure in hypertensive patients. We completed a subgroup analysis of patients from an earlier clinical trial and have included an evaluation of the blood pressure effects of vBloc Therapy in our international feasibility trial, VBLOC-DM2 ENABLE, to further explore the efficacy of vBloc Therapy in this patient population and have reported preliminary findings in the “Our Clinical Experience” section above.

•                        Pancreatitis. Primary and recurrent cases of acute pancreatitis are estimated to number from 150,000 to 200,000 annually, resulting in approximately 80,000 hospital admissions each year in the United States. In animal studies, we have shown that vBloc Therapy suppresses pancreatic exocrine secretion, suggesting its potential efficacy in treating pancreatitis.

•                        Other Gastrointestinal Disorders. We believe that vBloc Therapy may have potential in a number of other gastrointestinal disorders, including irritable bowel syndrome and inflammatory bowel disease.

None of the above conditions were included in our ReShape vBloc PMA application that was approved by the FDA on January 14, 2015, nor are they approved for sale internationally. Additional approvals will be required to market the ReShape vBloc or ReShape Vest for these indications in the United States or internationally.

Our Intellectual Property

Our success will depend in part on our ability to obtain and defend patent protection for our products and processes, to preserve our trade secrets and to operate without infringing or violating the proprietary rights of third parties. We own numerous U.S. and foreign patents, and have numerous patent applications pending, most of which pertain to treating gastrointestinal disorders and we believe provide us with broad intellectual property protection covering electrically-induced vagal blocking and methods for treating obesity. Assuming timely payment of maintenance fees as they become due, many of these patents will expire in 2023. Our acquisition of the ReShape Vest included four U.S. patents, one pending U.S. patent application, four foreign patents, and five pending foreign patent applications. The patents we acquired related to the ReShape Vest will expire between 2028 and 2034. We have also received or applied for patents in Europe, Australia, China, India and Japan. These applications primarily pertain to our vagal blocking technology and its application to obesity as well as other gastrointestinal disorders. The applications that we acquired related to the ReShape Vest primarily pertain to methods of gastric restriction for treating obesity. Our acquisition of the ReShape Balloon included broad coverage for multi-balloon gastric implants and methods for its placement and retrieval.  Patent coverage also includes methods of manufacturing and additional therapy applications.   There are 35 patents granted in the US, Europe, Canada, and Japan with additional U.S. and international patent applications pending. The key patents we acquired in connection with our acquisition of ReShape Medical will expire between 2027 and 2030.

We also register the trademarks and trade names through which we conduct our business. In the United States we have registered trademarks for vBLOC®, ENTEROMEDICS®, MAESTRO®, RESHAPE®, RESHAPE DUO®, and RESHAPE MEDICAL®, RESHAPE® DUAL BALLOON each registered with the United States Patent and Trademark Office, and trademark applications for vBLOC POWER TO CHOOSE, RESHAPE vBLOC , vBLOC  ACHIEVE, RESHAPE VEST, and VBLOC POWER TO CHOOSE AND DESIGN. In addition, some or all of the marks vBLOC, ENTEROMEDICS, MAESTRO, MAESTRO SYSTEM ORCHESTRATING OBESITY SOLUTIONS, vBLOC POWER TO CHOOSE, vBLOC POWER TO CHOOSE AND DESIGN, RESHAPE, RESHAPE DUO, RESHAPE MEDICAL and RESHAPE LIFESCIENCES are the subject of either a trademark registration or application for registration in Australia, Brazil, Canada, China, the European Community, India,

Kuwait, Mexico, Saudi Arabia, Switzerland and the United Arab Emirates. We believe that we have common law trademark rights to RESHAPE VEST.

In addition to our patents, we rely on confidentiality and proprietary information agreements to protect our trade secrets and proprietary knowledge. These confidentiality and proprietary information agreements generally provide that all confidential information developed or made known to individuals by us during the course of their relationship with us is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also provide for ownership of inventions conceived during the course of such agreements. If our proprietary information is shared or our confidentiality agreements are breached, we may not have adequate remedies, or our trade secrets may otherwise become known to or independently developed by competitors.

Sales and Distribution

We started the process of building a sales force and a controlled expansion of our operations and hired three new executives in January 2016 to oversee this expansion. Throughout 2015, 2016, and thus far in 2017 our sales force called directly on bariatric surgeons and gastroenterologists at commercially-driven bariatric centers of excellence that met our certification criteria. Additionally, in 2016, through a distribution agreement with Academy Medical, VA medical facilities now offer the ReShape vBloc as a treatment option to veteran healthcare benefits. We intend to continue to build on these efforts in 2017 through self-pay patient and veteran focused direct-to-patient marketing and key opinion leader and center specific partnering.

In 2017, we acquired ReShape Medical and trained the existing vBloc sales team on the ReShape Balloon.  The three vBloc sales specialists combined with the 10 existing ReShape Balloon sales team member, resulting in a sales force of 13 with two area directors and a VP of Sales. Additionally, one VP sales executive is now responsible for the US VA business and international sales. In 2018, we expect to continue to increase our direct sales organization.

Our sales representatives are supported by field clinical experts who are responsible for training, technical support, and other support services at various implant centers. Our sales representatives with the assistance of three field-based marketing specialists implement consumer marketing programs and provide surgical centers and implanting surgeons with educational patient materials.

We market directly to patients but sell ReShape vBloc and our ReShape Balloon to select surgical centers throughout the United States that have patients that would like to treat obesity and its comorbidities. The surgical centers then sell our product to the patients and implant. In 2015, 2016, and 2017, almost all the patients that purchased ReShape vBloc or the ReShape Balloon paid for the therapy themselves and did not receive reimbursement from an insurance provider, with the exception of veterans who received the ReShape vBloc through Veteran Administration Hospitals and, as we announced in December 2017, the employees of a major telecom company who subscribe to CarePlus supplemental insurance who received full reimbursement for the ReShape Balloon procedure.

We plan to build on these efforts in 2018 with self-pay and veteran focused direct-to-patient marketing, key opinion leader and center-specific partnering, and a multi-faceted reimbursement strategy.

In January 2018, we launched a limited time and scope pilot program selling private-labeled meal replacements and nutritional products that are manufactured and fulfilled by third-party vendors.  This program is primarily designed to serve individuals who may have interest in, but do not qualify for treatment with our ReShape vBloc or ReShape Balloon devices.  This program includes   a customized nutrition program designed by, and weekly support from, a registered dietician.  We will evaluate this pilot program in order to determine whether to continue it on a long-term basis.

On July 25, 2017, we entered into a Collaboration Agreement with Galvani Bioelectronics Limited (“Galvani”). Under the Collaboration Agreement, we will modify our ReShape vBloc for use in pre-clinical research by Galvani. We will receive payments for our development work and supply under this agreement. We will retain all rights, title, and ownership in the intellectual property for the new device, which will be licensed to Galvani. Galvani has been granted a right of first negotiation for the potential exclusive or non-exclusive supply by us of the developed device, exercisable at Galvani’s election. We believe that this collaboration is an example of opportunities that may exist to leverage the company’s intellectual property portfolio and custom development services to provide third party sales and licensing opportunities. Galvani is a joint venture between GlaxoSmithKline and Verily Life Sciences (an Alphabet company) that was established in 2016 to enable the research, development and commercialization of bioelectronic medicines

Our Manufacturers and Suppliers

We have designed and developed all of the elements of ReShape vBloc, except for the clinician programmer hardware, which uses a commercially available laptop computer. We use third parties to manufacture ReShape vBloc to minimize our capital investment, help control costs and take advantage of the expertise these third parties have in the large-scale production of medical devices. We do not currently plan to manufacture ReShape vBloc ourselves. We have designed and developed all of the elements of the recently acquired ReShape Balloon system and manufacture it in-house, with the exception of accessories in the form of a guidewire, pump and tubing, which are all commercially available but private-labeled for the Company.

To date, all of the materials and components of our products, as well as any related outside services, are procured from qualified suppliers and contract manufacturers in accordance with our proprietary specifications. All of our key manufacturers and suppliers have experience working with commercial implantable device systems, are ISO certified and are regularly audited by various regulatory agencies including the FDA. Our key manufacturers and suppliers have a demonstrated record of compliance with international regulatory requirements.

Given that we rely on third-party manufacturers and suppliers for the production of our products, our ability to increase production going forward will depend upon the experience, certification levels and large scale production capabilities of our suppliers and manufacturers. Qualified suppliers and contract manufacturers have been and will continue to be selected to supply products on a commercial scale according to our proprietary specifications. Because we manufacture the majority of the ReShape Balloon in-house, our ability to increase production will depend upon our ability to hire and retain additional qualified personnel as well as the ability of our suppliers to meet increased demand. We have modestly increased our inventory levels to support commercial forecasts as we expand our implanting centers and intend to continue to increase our inventory levels as we determine necessary. Our FDA approval process required us to name and obtain approval for the suppliers of key components of ReShape vBloc and ReShape Balloon.

Many of our parts are custom designed and require custom tooling and, as a result, we may not be able to quickly qualify and establish additional or replacement suppliers for the components of our products. Any new approvals of vendors required by the FDA or other regulatory agencies in other international markets for our products as a result of the need to qualify or obtain alternate vendors for any of our components would delay our ability to sell and market our products and could have a material adverse effect on our business.

We believe that our current manufacturing and supply arrangements will be adequate to continue our ongoing commercial sales and our ongoing and planned clinical trials. In order to produce our products in the quantities we anticipate to meet future market demand, we will need our manufacturers and suppliers to increase, or scale up, manufacturing production and supply arrangements by a significant factor over the current level of production. There are technical challenges to scaling up manufacturing capacity and developing commercial-scale manufacturing facilities that may require the investment of substantial additional funds by our manufacturers and suppliers and hiring and retaining additional management and technical personnel who have the necessary experience. If our manufacturers or suppliers are unable to do so, we may not be able to meet the requirements to expand the launch of the product in the United States or launch the product internationally or to meet future demand, if at all. We may also represent only a small portion of our suppliers’ or manufacturers’ business and if they become capacity constrained they may choose to allocate their available resources to other customers that represent a larger portion of their business. We currently anticipate that we will continue to rely on third-party manufacturers and suppliers for the production of ReShape vBloc as we expand our commercial launch. If we are unable to obtain a sufficient supply of our product, our revenue, business and financial prospects would be adversely affected.

Government Regulations

Device Classification and Regulations

United States

Our ReShape vBloc, ReShape Balloon and our proposed ReShape Vest are regulated by the FDA as medical devices under the Federal Food, Drug, and Cosmetic Act (FFDCA) and the regulations promulgated under the FFDCA. Pursuant to the FFDCA, the FDA regulates the research, design, testing, manufacture, safety, labeling, storage, record keeping, advertising, sales and distribution, post-market adverse event reporting, production and advertising and promotion of medical devices in the United States. Noncompliance with applicable requirements can result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket approval for devices and criminal prosecution.

Medical devices in the United States are classified into one of three classes, Class I, II or III, on the basis of the amount of risk and the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I, low risk, devices are subject to general controls (e.g., labeling and adherence to good manufacturing practices). Class II, intermediate risk, devices are subject to general controls and to special controls (e.g., performance standards, and premarket notification). Generally, Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices), and require clinical testing to ensure safety and effectiveness and FDA approval prior to marketing and distribution. The FDA also has the authority to require clinical testing of Class II devices. In both the United States and certain international markets, there have been a number of legislative and regulatory initiatives and changes, such as the Modernization Act, which could and have altered the healthcare system in ways that could impact our ability to sell our medical devices profitably.

The FFDCA provides two basic review procedures for medical devices. Certain products may qualify for a submission authorized by Section 510(k) of the FFDCA, where the manufacturer submits to the FDA a premarket notification of the manufacturer’s intention to commence marketing the product. The manufacturer must, among other things, establish that the product to be marketed is substantially equivalent to another legally marketed product. Marketing may commence when the FDA issues a letter finding substantial equivalence. If a medical device does not qualify for the 510(k) procedure, the manufacturer must file a premarket approval (PMA) application with the FDA. This procedure requires more extensive pre-filing clinical and preclinical testing than the 510(k) procedure and involves a significantly longer FDA review process.

Premarket Approval

Our ReShape vBloc and our ReShape Balloon are medical devices that required PMAs from the FDA to market in the United States. The FDA approved ReShape vBloc in January of 2015 and the ReShape Balloon in July of 2015 with post-approval conditions intended to ensure the safety and effectiveness of the devices. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approvals. Even after approval of the PMAs, new PMAs or supplemental PMAs will be required for significant modifications to the manufacturing process, labeling, use and design of a device that is approved through the premarket approval process. Premarket approval supplements often require submission of the same type of information as a PMA except that the supplement is limited to information needed to support any changes from the device covered by the original PMA. In addition, holders of an approved PMA are required to submit annual reports to the FDA that include relevant information on the continued use of the device.

The ReShape Vest will likely be considered a Class III Long Term Implantable (LTI) product by the FDA requiring the premarket approval (PMA) path.  A PMA is required to establish the safety and effectiveness of the device and a key component of a PMA submission is the pivotal clinical trial data, as discussed in more detail below.  A pivotal trial for the ReShape Vest will likely include approximately 250 implanted patients monitored up to three years.  Other implantable devices for the treatment of obesity relied on 12 month endpoints for the PMA submission with annual follow-up visits up to five years and we expect the pivotal trial for the ReShape Vest to be similar.  A US pivotal trial requires FDA Investigational Device Exemption (IDE) submission and approval.  We expect to submit our IDE application to the FDA in the second quarter of 2018 and expect the first U.S. PMA implants of the ReShape Vest to take place in the third quarter of 2018.  Our goal is to obtain PMA approval by the end of 2021. We intend to initiate a CE Mark trial in the European Union of 65 patients with a 12-month weight loss and safety endpoint with a minimum 24-month follow up. We expect the first EU implants will start in the second quarter of 2018. Our goal is to obtain CE mark approval by the second quarter of 2020.

Clinical Trials

A clinical trial is almost always required to support a PMA. Clinical trials for a “significant risk” device such as ours require submission to the FDA of an application for an IDE for clinical studies to be conducted within the United States. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. Clinical trials for a significant risk device in the United States may begin once the IDE application is approved by the FDA and by the Institutional Review Boards (IRBs) overseeing the clinical trial at the various investigational sites.

Clinical trials require extensive recordkeeping and detailed reporting requirements. Our clinical trials must be conducted under the oversight of an IRB for each participating clinical trial site and in accordance with applicable regulations and policies including, but not limited to, the FDA’s good clinical practice requirements. We, the trial Data Safety Monitoring Board, the FDA or the IRB for each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Pervasive and Continuing U.S. Regulation

Numerous regulatory requirements apply. These include:

•                        Quality System Regulation, which requires manufacturers to follow design, testing, control, documentation, complaint handling and other quality assurance procedures during the design and manufacturing processes;

•                        regulations which govern product labels and labeling, prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling and promotional activities;

•                        medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

•                        notices of correction or removal and recall regulations;

•                        periodic reporting of progress related to clinical trials, post approval studies required as conditions of PMA approval and relevant changes to information contained within the PMA approval; and

•                        reporting of transfers of value and payments to physicians and teaching hospitals.

Advertising and promotion of medical devices are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, some promotional activities for FDA-regulated products have resulted in enforcement actions brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act, competitors and others can initiate litigation relating to advertising claims.

Compliance with regulatory requirements is enforced through periodic facility inspections by the FDA, which may be unannounced. Because we rely on contract manufacturing sites and service providers, these additional sites are also subject to these FDA inspections. Failure to comply with applicable regulatory requirements can result in enforcement action, which may include any of the following sanctions:

•        warning letters or untitled letters;

•        fines, injunction and civil penalties;

•        recall or seizure of our products;

•        customer notification, or orders for repair, replacement or refund;

•        operating restrictions, partial suspension or total shutdown of production or clinical trials;

•        refusing our request for premarket approval of new products;

•        withdrawing premarket approvals that are already granted; and

•        criminal prosecution.

International Regulations

International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. The primary regulatory environment in Europe is that of the European Economic Community (EEC), which consists of 28 European Union (EU) member states encompassing nearly all the major countries in Europe. Additional countries that are not part of the EU, but are part of the European Economic Area (EEA), and other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the EEC with respect to medical devices. The EEC has adopted Directive 90/385/EEC as amended by 2007/47/EC for active implantable medical devices and numerous standards that govern and harmonize the national laws and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices that are marketed in member states. Medical devices that comply with the requirements of the national law of the member state in which their Notified Body is located will be entitled to bear CE marking, indicating that the device conforms to applicable regulatory requirements, and, accordingly, can be commercially marketed within the EEA and other countries that recognize this mark for regulatory purposes.

We obtained European CE Mark approval for our ReShape vBloc in 2011 for the treatment of obesity. The CE Mark approval for our ReShape vBloc was expanded in 2014 to also include use for the management of Type 2 diabetes in obese patients. The method of assessing conformity with applicable regulatory requirements varies depending on the class of the device, but for our ReShape vBloc (which is considered an Active Implantable Medical Device (AIMD) in Australia and the EEA, and falls into Class III within the United States), the method involved a combination of self-assessment and issuance of declaration of conformity by the manufacturer of the safety and performance of the device, and a third-party assessment by a Notified Body of the design of the device and of our quality system. A Notified Body is a private commercial entity that is designated by the national government of a member state as being competent to make independent judgments about whether a product complies with applicable regulatory requirements. The assessment included, among other things, a clinical evaluation of the conformity of the device with applicable regulatory requirements. We use DEKRA Certification B.V. (formerly known as KEMA Quality) in the Netherlands as the Notified Body for our CE marking approval process.  We believe that the costs and resources required to successfully commercialize ReShape vBloc internationally are currently beyond our capability and as result, we made decisions in 2016 and late 2017, respectively, to temporarily abandon the AIMD and CE-marking of ReShape vBloc.

Continued compliance with CE marking requirements is enforced through periodic facility inspections by the Notified Body, which may be unannounced. Because we rely on contract manufacturing sites and service providers, these additional sites may also be subject to these Notified Body inspections.

We are also subject to the regulatory frameworks for medical devices in certain countries in the Middle East where we sell our products, including our sales of the ReShape Balloon in Kuwait, Qatar and the UAE. These medical device laws vary from country to country, but include approval and registration requirements. In addition, certain of these countries require that the registered distributor of a product be wholly owned by nationals of that particular country.  Therefore, we rely on our distributors on those countries to comply with the applicable regulatory requirements.

Patient Privacy Laws

United States and various international laws have been evolving to protect the confidentiality of certain patient health information, including patient medical records. These laws restrict the use and disclosure of certain patient health information. Enforcement actions, including financial penalties, related to patient privacy issues are globally increasing. The management of patient data may have an impact on certain clinical research activities and product design considerations.

Employees

As of December 31, 2017, we had a total of 83 employees. All of these employees are located in the United States.

From time to time we also employ independent contractors, consultants and temporary employees to support our operations. None of our employees are subject to collective bargaining agreements. We have never experienced a work stoppage and believe that our relations with our employees are good.

Executive Officers

The following table sets forth information regarding our executive officers, including their ages, as of December 31, 2017:

Name	Age	Position
Dan W. Gladney	64	President and Chief Executive Officer

Scott P. Youngstrom	58	Chief Financial Officer and Senior Vice President, Finance

Rajesh Nihalani, M.D.	48	Chief Technology Officer

Naqeeb (Nick) A. Ansari	56	Vice President, Veterans Administration and OUS Sales

Robert C. Haggerty	56	Vice President, U.S. Commercial Sales

Deborah L. Schmalz	60	Vice President, Clinical, Regulatory Affairs and Quality

Amy L. Scott	49	Vice President, Marketing and Patient Access

Dan W. Gladney has served as our President and Chief Executive Officer since November 16, 2015 and as Chairman of our board of directors since October 14, 2016. Mr. Gladney joined the Company on November 2, 2015 as President-Elect and a member of the board of directors. Prior to joining us, Mr. Gladney served as Chairman and Chief Executive Officer of Lanx, Inc., a medical device company focused on developing and commercializing innovative devices for spinal surgery. Prior to his time at Lanx, Inc., Mr. Gladney was a Healthcare Operating Partner at Norwest Equity Partners (NEP) from 2008 until 2010, where he was responsible for strategic planning, business growth and corporate governance for NEP portfolio companies and executing new investment opportunities for the firm. Prior to joining NEP, Mr. Gladney served as President and Chief Executive Officer of several medical device companies, including Heart Leaflet Technologies and Acist Medical Systems, both of which were acquired by The Bracco Group. He also served as Chairman, Chief Executive Officer and President of Compex Technologies, a publicly traded orthopedic and health and wellness electro therapy company, from 2002 until 2006. Mr. Gladney currently serves on the board of directors of Aria CV, Inc. and has been a member of a number of other private and public company boards. After the sale of Lanx, he acted as a private investor and small business consultant.

Scott P. Youngstrom is our Senior Vice President, Finance and has served as our Chief Financial Officer since October 3, 2016. Mr. Youngstrom has over 25 years of strategic financial and operational experience in a variety of medical device companies, most recently having served as Chief Financial Officer and Vice President, Finance at Galil Medical, a leading developer of cryotherapy technology. Prior to Galil Medical, from 2009-2014, Mr. Youngstrom served as Vice President, Chief Operating Officer, and Chief Financial Officer at DGIMED Ortho, Inc., a developer of orthopedic medical devices. Mr. Youngstrom has previously served as Chief Financial Officer and Vice President, Finance with Anulex Technologies, Enpath Medical, Compex Technologies, Acist Medical Systems, and Cardiotronics.

Rajesh Nihalani, M.D. has served as our Chief Technology Officer since May 22, 2017, the date we completed our acquisition of BarioSurg, Inc. From August 2008 to May 2017, Dr. Nihalani served as the Chief Executive Officer of BarioSurg, Inc., a privately held medical device company that developed a minimally invasive and reversible device to treat obesity and glycemic control. Dr. Nihalani holds a medical degree from the University of Nagpur, India.

Naqeeb (Nick) A. Ansari served as our Senior Vice President of Sales since January 6, 2016. Since the acquisition of ReShape Medical, Mr. Ansari has assumed responsibility of Veterans Affairs accounts and international sales as Vice President of International Sales.  Mr. Ansari has over 20 years of experience in the medical device industry, having held various senior sales positions at Stryker Corporation, DePuy, Medtronic, Inc., Lanx, Inc. and Globus Medical Inc. Prior to joining the Company he spent two years as the owner of an independent distributor solely selling Biomet products. Prior to this, he served as Senior Vice President of Sales at Lanx, Inc. from 2010 to 2013.

Deborah L. Schmalz has served as our Vice President of Regulatory Affairs, Clinical Research and Compliance since October 23, 2017.  Ms. Schmalz has over 25 years of executive leadership experience in medical device regulatory affairs, clinical research, compliance and reimbursement.  Ms. Schmalz served as a member of the executive team for Empi, Inc. from 1995-2000, Vascular Solutions from 2000-2008, Entellus Medical from 2008-2010, Veniti from 2011-2013 and most recently served as Senior Director and Executive Director of the Medical Device Division of Medpace from May 2013 to October 2017.

Amy L. Scott served as Vice President of Marketing and Patient Access for ReShape Medical, Inc. beginning in July 2013 and transitioned to ReShape Lifesciences under the same title as part the ReShape Medical acquisition in October 2017.  Ms. Scott has over 20 years of experience in medical device commercialization, including strategic marketing, product development, branding and promotions, sales management, venture capital investing, and product management.  Ms. Scott held senior management positions at Edwards Lifesciences from January 2001 to March 2004, WaveTec Vision Systems from May 2006 to June 2010 and DJO Global from June 2010 to December 2011.  Additionally, she was an investment professional at Versant Ventures from 2004 to 2006.  Most recently, from December 2011 to July 2013, Ms. Scott was employed at Pacific Communications, the Allergan-owned communications agency, working on brand strategy and product launch readiness for their consumer-driven, facial aesthetics product line.

Robert (Bob) C. Haggerty served as Vice President U.S. Commercial Sales for ReShape Medical, Inc. beginning in October 2016 and transitioned to ReShape Lifesciences under the same title as part of the ReShape Medical acquisition in October of 2017.  Mr. Haggerty is a seasoned sales and marketing leader with over 30 years of experience driving revenue growth through alignment of sales and promotional strategies.  His career experience includes leading the development, launch, and commercial sales of innovative, paradigm-shifting products and technologies within highly competitive medical markets.  Prior to joining ReShape Medical, Mr. Haggerty served as Vice President of Sales and Marketing at Ceterix Orthopaedics, a sports medicine device manufacturer from March 2014 until March 2016.  Prior to that, he held the position of Vice President of Global Marketing with Covidien, GI Solutions, which acquired the start-up company BARRX Medical, a manufacturer of a medical device treating Barrett’s Esophagus disease, where Mr. Haggerty held both US and Global VP-Sales positions from October 2005 until December 2010.  Prior to 2005, Mr. Haggerty held senior sales leadership positions at Gyrus/ACMI, Boston Scientific-Endoscopy and Procter and Gamble.

Our Corporate Information

We were incorporated in Minnesota in December 2002 as two separate legal entities, Alpha Medical, Inc. and Beta Medical, Inc., both of which were owned 100% by a common stockholder. In October 2003, the two entities were combined and we changed our name to EnteroMedics Inc. In 2004 we reincorporated in Delaware. On October 23, 2017 we changed the company name from EnteroMedics Inc. to ReShape Lifesciences Inc. (NASDAQ: RSLS).

We file reports and other information with the Securities and Exchange Commission (SEC) including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy or information statements. Those reports and statements as well as all amendments to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (1) are available at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, (2) may be obtained by sending an electronic message to the SEC at publicinfo@sec.gov or by sending a fax to the SEC at 1-202-777-1027, (3) are available at the SEC’s internet site (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC and (4) are available free of charge through our website as soon as reasonably practicable after electronic filing with, or furnishing to, the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Our principal executive offices are located at 1001 Calle Amanecer, San Clemente, California 92673, and our telephone number is 949-429-6680. Our website address is www.reshapelifesciences.com. The information on, or that may be accessed through, our website is not incorporated by reference into this Current Report on Form 8-K and should not be considered a part of this Current Report on Form 8-K.